Exhibit (23)

Consent of Independent Certified Public Accountants

The Board of Directors

Potlatch Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 333-17145, 333-42808, 33-00805, 33-28220, 33-54515, 333-28079, 333-74956, 33-30836, 333-12017 and 333-42806) on Form S-8 of Potlatch Corporation of our report dated January 24, 2003, relating to the balance sheets of Potlatch Corporation and consolidated subsidiaries as of December 31, 2002 and 2001 and the related statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002 which report appears in the December 31, 2002 annual report on Form 10-K of Potlatch Corporation.

KPMG LLP

March 7, 2003